UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the “Company”), to be held at 9:00 a.m., on Tuesday, May 24, 2005 at The Carlyle Hotel, 35 East 76th Street, New York, New York.
      The Annual Meeting will be held for the following purposes:

1.	To consider the election of 13 directors of the Company for terms expiring in 2006.

2.	To consider and act upon a proposal to approve the extension of the Henry Schein, Inc. Section 162(m) Cash Bonus Plan (formerly known as the 2001 Henry Schein, Inc. Section 162(m) Cash Bonus Plan) including the material terms of the performance goals under the plan.

3.	To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue.

4.	To consider the ratification of the selection of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Only stockholders of record at the close of business on April 11, 2005 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
      You may vote in person or by proxy. You may cast your vote by signing and dating the enclosed proxy exactly as your name appears thereon and promptly returning it in the envelope provided, which requires no postage if mailed in the United States. You also have the option to vote by proxy via the Internet or toll-free touch-tone telephone.
      Instructions to vote via the Internet or by telephone are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a stockholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Standard Time on May 23, 2005.
      You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares that are entitled to vote and are represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.
      Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for Henry Schein’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN
Chairman, Chief Executive Officer and President
Melville, New York
April 26, 2005

HENRY SCHEIN, INC.
135 DURYEA ROAD
MELVILLE, NEW YORK 11747

PROXY STATEMENT

       The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on April 11, 2005 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 86,773,343 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are being mailed to stockholders of record of the Company on or about April 26, 2005. A copy of the Company’s 2004 Annual Report to Stockholders is being mailed with this Proxy Statement, but is not incorporated herein by reference.
      The presence, in person or by proxy, of the holders of a majority of the shares eligible to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
      Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote.
      Abstentions will, in effect, be votes against the amendment of the 2001 Henry Schein, Inc. Section 162(m) Cash Bonus Plan (Proposal 2) as this item requires the affirmative vote of a majority of the shares present and eligible to vote on such items. Broker non-votes will not be considered votes cast on Proposal 2 and the shares represented by broker non-votes with respect to this proposal will be considered present but not eligible to vote on this proposal.
      Abstentions and broker non-votes will, in effect, be votes against the proposed amendment to the Company’s Certificate of Incorporation (Proposal 3) as this item requires the affirmative vote of a majority of the outstanding shares.
      Abstentions will, in effect, be votes against the ratification of the selection of the registered public accounting firm (Proposal 4), as this item requires the affirmative vote of a majority of the shares present and eligible to vote on such items. Broker non-votes will not be considered votes cast on Proposal 4 and the shares represented by broker non-votes with respect to this proposal will be considered present but not eligible to vote on this proposal.
      The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.
      The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, by executing a subsequent proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents certain information regarding beneficial ownership of the Company’s common stock as of April 11, 2005 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) the Company’s Chief Executive Officer and each of the other four most highly paid executive officers (based on salary and bonus for fiscal 2004) serving as of December 25, 2004 (the “Named Executive Officers”) and (v) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and dispositive power as to the shares shown as being beneficially owned by such person.

	Shares Beneficially Owned

		Percent of
Names and Addresses(1)	Number	Class

Barry J. Alperin(2)	77,750	*
Gerald A. Benjamin(3)	185,536	*
Stanley M. Bergman(4)	1,300,705	1.5%
James P. Breslawski(5)	359,475	*
Paul Brons(6)	500	*
Dr. Margaret A. Hamburg(7)	11,417	*
Pamela Joseph(8)	197,740	*
Donald J. Kabat(9)	70,750	*
Philip A. Laskawy(10)	37,750	*
Norman S. Matthews(11)	43,150	*
Mark E. Mlotek(12)	151,422	*
Steven Paladino(13)	319,315	*
Marvin H. Schein(14)	103,649	*
Irving Shafran and Judith Shafran, as Trustees(15)	1,500,000	1.7%
Dr. Louis W. Sullivan(16)	17,083	*
FMR Corp.(17)	6,914,280	8.0%
Neuberger Berman, Inc.(18)	5,441,412	6.3%
T. Rowe Price Associates, Inc.(19)	7,349,800	8.5%
Directors and Executive Officers as a Group(19 persons)(20)	4,764,913	5.5%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

(2)	Includes outstanding options to purchase 73,750 shares that either are exercisable or will become exercisable within 60 days.

(3)	Includes outstanding options to purchase 171,281 shares that either are exercisable or will become exercisable within 60 days and 2,935 shares of the Company held in a 401(k) account.

(4)	Represents (i) 11,862 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 3,709 shares of the Company held in a 401(k) account and (iii) 1,285,134 shares over which Marion Bergman, Mr. Bergman’s wife, Lawrence O. Sneag and/or Mr. Bergman’s sons have sole or shared voting and dispositive power as trustee or co-trustee under certain trusts established by Mr. Bergman for his benefit, the benefit of his family members or the benefit of certain other persons. Of the 1,300,705 shares attributed to Mr. Bergman, he disclaims beneficial ownership with respect to 5,100 shares held in trust by his sons for the benefit of the Greenidge family.

(5)	Includes outstanding options to purchase 178,833 shares that either are exercisable or will become exercisable within 60 days and 3,038 shares of the Company held in a 401(k) account.

(6)	Appointed to the Board on April 8, 2005.

(7)	Includes outstanding options to purchase 10,417 shares that either are exercisable or will become exercisable within 60 days.

(8)	Ms. Joseph is an existing director not seeking re-election to the Board.

(9)	Includes outstanding options to purchase 68,750 shares that either are exercisable or will become exercisable within 60 days.

(10)	Represents 4,000 shares owned indirectly and outstanding options to purchase 33,750 shares that either are exercisable or will become exercisable within 60 days.

(11)	Includes outstanding options to purchase 33,750 shares that either are exercisable or will become exercisable within 60 days.

(12)	Represents 800 shares owned by family members, options to purchase 148,197 shares that either are exercisable or will become exercisable within 60 days and 1,625 shares of the Company held in a 401(k) account.

(13)	Includes outstanding options to purchase 303,667 shares that either are exercisable or will become exercisable within 60 days and 2,928 shares of the Company held in a 401(k) account.

(14)	Includes 3,649 shares of the Company held in a 401(k) account.

(15)	Represents shares held in a trust established by Pamela Schein, of which Mr. Shafran and Ms. Shafran are co-trustees. Mr. Shafran and Ms. Shafran, as trustees, have the power to vote and dispose of such shares. Ms. Schein has the power to vote and dispose of such shares upon her revocation of the trust. Mr. Shafran is an existing director not seeking re-election to the Board.

(16)	Includes outstanding options to purchase 16,583 shares that either are exercisable or will become exercisable within 60 days.

(17)	The principal office of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information regarding the stock holdings of FMR Corp. and its affiliates is based on an amended Schedule 13G filed by FMR Corp. with the SEC on February 17, 2005.

(18)	The principal office of Neuberger Berman, Inc. is 605 Third Ave., New York, New York 10158-3698. The foregoing information regarding the stock holdings of Neuberger Berman, Inc. and its affiliates is based on an amended Schedule 13G filed by Neuberger Berman, Inc. with the SEC on February 13, 2005.

(19)	The principal office of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on amended Schedule 13Gs filed by Price Associates with the Securities and Exchange Commission (the “SEC”) on February 11, 2005.

(20)	Includes (i) all shares described in the table held by the Directors and the Named Executive Officers, (ii) all options to purchase shares held by the Directors and the Named Executive Officers described in the preceding notes and (iii) options to purchase 383,833 shares that either are exercisable or will become exercisable within 60 days and 15,400 shares that are held by executive officers that are not Named Executive Officers, 8,622 of which are held in a 401(k) account.

PROPOSAL 1
ELECTION OF DIRECTORS
      Thirteen directors are to be elected at the Annual Meeting to serve until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified. Directors will be elected by plurality vote. The Board of Directors has approved the persons named below as nominees and the enclosed proxy, if executed and returned, will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons as provided in the proxy. All of the nominees for director currently serve as directors and (other than Paul Brons) were elected by the stockholders at the 2004 Annual Meeting. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information concerning the nominees:

Name	Age	Position

Stanley M. Bergman	55	Chairman, Chief Executive Officer, President and Director
Gerald A. Benjamin	52	Executive Vice President, Chief Administrative Officer and Director
James P. Breslawski	51	Executive Vice President and Director
Mark E. Mlotek	49	Executive Vice President and Director
Steven Paladino	48	Executive Vice President, Chief Financial Officer and Director
Barry J. Alperin	64	Director
Paul Brons	64	Director
Dr. Margaret A. Hamburg	50	Director
Donald J. Kabat	69	Director
Philip A. Laskawy	64	Director
Norman S. Matthews	72	Director
Marvin H. Schein	63	Director
Dr. Louis W. Sullivan	72	Director
      STANLEY M. BERGMAN has been Chairman, Chief Executive Officer and President of the Company since 1989 and a director of the Company since 1982. Mr. Bergman held the position of Executive Vice President of the Company from 1985 to 1989, and Vice President of Finance and Administration of the Company from 1980 to 1985. Mr. Bergman is a certified public accountant.
      GERALD A. BENJAMIN has been Executive Vice President and Chief Administrative Officer of the Company since 2000 and a director of the Company since September 1994. Prior to that time, Mr. Benjamin had been serving as Senior Vice President of Administration and Customer Satisfaction since 1993. Mr. Benjamin was Vice President of Administration and Customer Satisfaction from 1992 to 1993, Vice President of Distribution Operations of the Company from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estée Lauder, Inc., where his last position was Director of Materials Planning and Control.
      JAMES P. BRESLAWSKI has been Executive Vice President of the Company with primary responsibility for the U.S. Dental Group, and a director of the Company since 1990. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.
      MARK E. MLOTEK has been Executive Vice President of the Company with responsibility for the Corporate Business Development Group since February 2004. From February 2000 until February 2004,

Mr. Mlotek was Senior Vice President of the Corporate Business Development Group. From 1994 to February 2000, he was Vice President, General Counsel and Secretary. Mr. Mlotek became a director of the Company in September 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 to 1994.
      STEVEN PALADINO has been Executive Vice President of the Company since February 2000, Chief Financial Officer since April 1993 and a director of the Company since December 1992. Prior to holding his current positions, Mr. Paladino served as Senior Vice President of the Company from April 1993 to February 2000. From 1990 to 1992, Mr. Paladino served as Vice President and Treasurer, and from 1987 to 1990 he served as Corporate Controller of the Company. Before joining the Company in 1987, Mr. Paladino was employed as a public accountant for seven years, most recently with the international accounting firm of BDO Seidman. Mr. Paladino is a certified public accountant.
      BARRY J. ALPERIN has been a director of the Company since May 1996. Mr. Alperin, a private consultant since August 1995, served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995, as Co- Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro, Inc. from 1985 through 1989. Mr. Alperin served as a director of Seaman Furniture Company, Inc. from 1992 to February 2001. He currently serves as a director of K’NEX Industries, Inc., The Hain Celestial Group, Inc. and K-Sea Transportation Partners L.P.
      PAUL BRONS was recommended to the Nominating and Governance Committee as a candidate for membership on the Board of Directors by the Chief Executive Officer and other members of management. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro. Both Organon and Chefaro operated within the Akzo Nobel group.
      DR. MARGARET A. HAMBURG has been a director of the Company since November 3, 2003. Since April 2001, Dr. Hamburg has served as Vice President of Biological Programs for the Nuclear Threat Initiative. Dr. Hamburg has been on leave of absence from her position at the Nuclear Threat Initiative since June 2004. From 1997 to 2001, Dr. Hamburg served as the Assistant Secretary for Planning and Evaluation, U.S. Department of Health and Human Services. From 1991 to 1997, Dr. Hamburg served as the Commissioner of Health for the City of New York. From 1988 to 1990, Dr. Hamburg held positions with the National Institute of Allergy & Infectious Diseases at the Office of Disease Prevention and Health Promotion, Office of the Assistant Secretary for Health and the U.S. Department of Health and Human Services.
      DONALD J. KABAT has been a director of the Company since May 1996. Mr. Kabat is the President of D.J.K. Consulting Services, Inc. and served as Chief Financial Officer of Central Park Skaters, Inc. from September 1992 to September 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture, Ltd.).
      PHILIP A. LASKAWY has been a director of the Company since February 2002. Mr. Laskawy joined the accounting firm of Ernst & Young LLP in 1961 and served as a partner in the firm from 1971 to September 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Cap Gemini SA, General Motors Corporation, Loews Corporation and The Progressive Corporation.
      NORMAN S. MATTHEWS has been a director of the Company since February 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of The Progressive Corporation, Toys “R” Us, Inc., Finlay Fine Jewelry Corporation, Finlay Enterprises, Inc. and Sunoco, Inc.
      MARVIN H. SCHEIN has been a director of the Company since September 1994 and has provided consulting services to the Company since 1982. Mr. Schein founded Schein Dental Equipment Corp. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with the Company.
      DR. LOUIS W. SULLIVAN has been a director of the Company since April 2003. Since July 2002, Dr. Sullivan has been President Emeritus of Morehouse School of Medicine in Atlanta, Georgia. From January 1993 to July 2002, Dr. Sullivan was President of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as U.S. Secretary of Health and Human Services. Dr. Sullivan currently serves on the Board of Directors of Georgia-Pacific Corp., 3M Company, CIGNA Corporation, Bristol-Myers Squibb Company, United Therapeutics Corporation, Equifax Inc., BioSante Pharmaceuticals, Inc. and Inhibitex, Inc. Dr. Sullivan has committed to reduce the number of public company boards on which he serves to six or fewer by the end of May 2006.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED NOMINEES FOR DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTORS.
Board Meetings and Committees
      During the fiscal year ended December 25, 2004 (“fiscal 2004”), the Board of Directors held seven meetings. The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Kabat, Laskawy, Shafran and Matthews, Ms. Joseph and Drs. Sullivan and Hamburg are “independent,” within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2004, the Audit Committee held four meetings, the Compensation Committee held eleven meetings, the Nominating and Governance Committee held two meetings and the Strategic Advisory Committee held four meetings. During fiscal 2004, each director, other than Marvin Schein and Pamela Joseph, attended 75 percent or more of the aggregate number of meetings of the Board and committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.
      Independent directors, as defined under the current listing standards of Nasdaq, meet at regularly scheduled executive sessions without members of management present.
      The Audit Committee currently consists of Messrs. Alperin, Kabat and Laskawy. All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the Nasdaq. The Board of Directors has determined that Philip A. Laskawy and Donald J. Kabat are “audit committee financial experts,” within the meaning of the rules of the Securities and Exchange Commission and, as such, both Mr. Laskawy and Mr. Kabat satisfy the requirements of Rule 4350 of the Nasdaq.
      The Audit Committee oversees (i) the Company’s accounting and financial reporting processes, (ii) the Company’s audits and (iii) the integrity of the Company’s financial statements on behalf of the Board of Directors, including the review of the Company’s consolidated financial statements and the adequacy of the Company’s internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent auditors for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact the Company’s financial reporting. The Audit Committee meets at least four times each year and periodically meets separately with the Company’s management, internal auditors and the independent registered public accounting firm to discuss the results of their audit of the Company’s consolidated financial statements, their evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting, the Company’s critical accounting policies and to review and approve any related party transactions. The Company maintains procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Company has amended and restated its Audit Committee Charter which contains a more complete description of the Audit Committee’s functions, a copy of which is attached as Exhibit A to this Proxy Statement and is available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
      The Compensation Committee currently consists of Messrs. Alperin, Kabat and Matthews. Generally, the Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans, including, without limitation, stock option and restricted stock plans in which officers or employees may participate, (ii) the Company’s ERISA and other employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for approving and evaluating the Company’s compensation and benefit plans, policies and programs. All of the members of the Compensation Committee qualify as independent directors within the meaning of Rule 4200 of the Nasdaq, “non-employee” directors within the meaning of the rules of the SEC and “outside” directors within the meaning set forth under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”). The Compensation Committee operates under a charter which is available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
      The Nominating and Governance Committee currently consists of Messrs. Alperin, Laskawy and Sullivan. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board members, recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board and management. In addition, the Nominating and Governance Committee reviews and reassesses the Company’s corporate governance procedures and practices and recommends any proposed changes to the Board for its consideration. All of the members of the Nominating and Governance Committee are independent directors within the meaning of Rule 4200 of the Nasdaq. The Nominating and Governance Committee operates under a charter which is available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
      The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, together with the information required to be filed in a Proxy Statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. The Company’s policy is to consider nominations to the Board from stockholders who comply with the procedures set forth in the Company’s Certificate of Incorporation relating to the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, the Company has not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.
      In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	The needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•	The knowledge, skills, reputation and experience of nominees, including experience in business or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with businesses similar or analogous to the Company; and

•	Experience with accounting rules and practices, and corporate governance principles.
      The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.

      The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria.
      The Strategic Advisory Committee currently consists of Messrs. Laskawy, Matthews and Drs. Sullivan and Hamburg. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to the Company’s management regarding the monitoring and implementation of the Company’s corporate strategic plan, as well as general strategic planning. The Strategic Advisory Committee operates under a charter which is available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
Stockholder Communications
      Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Nominating and Governance Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. Our policy is to encourage our Board members to attend the Annual Meeting of Stockholders, and a majority of our directors attended the 2004 Annual Meeting of Stockholders.
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines, a copy of which are available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
Code of Business Conduct and Ethics
      The Company has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is posted on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption. The Company intends to disclose on its website any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer, Chief Financial Officer or Controller.
Compensation of Directors
      Directors who are officers or employees of the Company receive no compensation for service as directors. In addition, Pamela Joseph, Marvin H. Schein and Irving Shafran receive no compensation for service as directors. Directors other than Pamela Joseph, Marvin H. Schein and Irving Shafran who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In fiscal 2004, Messrs. Alperin, Kabat, Laskawy and Matthews and Drs. Sullivan and Hamburg each received a $40,000 annual retainer, an additional $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended and a $5,000 retainer for service as a Committee Chairperson, except for the Audit Committee Chairperson who received a $7,500 retainer. On February 18, 2004, each of Messrs. Alperin, Kabat, Laskawy and Matthews and Drs. Sullivan and Hamburg received options to purchase 15,000 shares of the Company’s common stock at an exercise price of $35.49 per share under the Company’s 1996 Non-Employee Director Stock Incentive Plan.

      Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan in the form of cash and are deemed to be invested in our common stock in the form of a unit measurement, called a “phantom share.” A phantom share is the equivalent to one share of our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 1996 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 1996 Non-Employee Director Stock Incentive Plan.

PROPOSAL 2
AMENDMENT OF THE
2001 HENRY SCHEIN, INC. SECTION 162(m) CASH BONUS PLAN
      The Company maintains the 2001 Henry Schein, Inc. Section 162(m) Cash Bonus Plan (the “Bonus Plan”) which provides for annual incentive payments to certain key executives of the Company. On April 8, 2005, the Board of Directors unanimously approved an amendment to the Bonus Plan, subject to stockholder approval at the 2005 Annual Meeting, to extend the termination date for which bonuses may be payable under the Bonus Plan from bonuses payable with respect to any fiscal year beginning after December 30, 2005 to bonuses payable with respect to fiscal years ending on or prior to December 31, 2009. The Bonus Plan was also amended to (i) change the name of the Bonus Plan to the Henry Schein, Inc. Section 162(m) Cash Bonus Plan and (ii) conform the Bonus Plan to Section 409A of the Code, which are the new rules that are applicable to non-qualified deferred compensation plans, which changes do not require stockholder approval. The Board of Directors believes that it is desirable to extend the Bonus Plan, including the material terms of the performance goals under the Bonus Plan, in order to attract, motivate and retain key employees of the Company and its subsidiaries, including key employees of corporations or business that are acquired by the Company and to preserve the deductibility of payments made to executive officers.
      The following description of the Bonus Plan, as amended, is a summary of its principal provisions and is qualified in its entirety by reference to the Bonus Plan and the amendment, copies of which are attached hereto as Exhibit B.
Description of Bonus Plan
      The purpose of the Bonus Plan is to provide annual incentives to certain key executives in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit of the Company the associated federal income tax deduction.
      Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers unless the compensation constitutes “performance based compensation.” Awards under the Bonus Plan are structured to qualify as “performance based compensation” eligible for continued deductibility. In general, to qualify as “performance-based compensation” the material terms of the performance goals must be disclosed to, and approved by, the stockholders every five years. Accordingly, the Bonus Plan is being resubmitted to stockholders to approve the extension of the Bonus Plan, including the material terms of the performance goals under the Bonus Plan, so that payments will qualify as “performance-based compensation.”
      The Bonus Plan is administered by the Compensation Committee, which consists entirely of non-employee directors who are “outside directors” under Section 162(m) of the Code. The Compensation Committee selects the key executives who are to receive awards, the target pay-out level and the performance targets. The Compensation Committee certifies the level of attainment of performance targets. All determinations of the Compensation Committee with respect to the Bonus Plan are binding. The expenses of administering the Bonus Plan are borne by the Company.
      Participants in the Bonus Plan are eligible to receive an annual cash performance award based on attainment by the Company and/or a subsidiary, division or other operational unit of the Company of specified performance goals established for each fiscal year by the Compensation Committee. No individual may receive for any fiscal year an amount under the Bonus Plan that exceeds $3 million. Performance awards are payable as soon as administratively feasible after the year in which they are earned or, if applicable as provided in an agreement between the participant and the Company, but, in all cases, only after the Compensation Committee certifies that the performance goals have been attained. A participant and the Company may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the fiscal year to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by a measuring factor for each fiscal year greater than the interest rate on thirty year Treasury Bonds on the first business day of such fiscal year compounded annually, as elected by the participant in the deferral agreement.
      If and to the extent that the Compensation Committee determines the Company’s federal tax deduction with respect to an award under the Bonus Plan may be limited as a result of Section 162(m) of the Code, the Compensation Committee may defer such payment. In such event, the Compensation Committee will credit the amount of the award so delayed to a book account that will be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Compensation Committee. The entire balance credited to the Participant’s book account is paid to the participant no later than 90 days after the Participant ceases to be a “covered employee” within the meaning of Section 162(m) of the Code.
      To the extent applicable, any deferral described in the preceding two paragraphs will be structured to comply with Section 409A of the Code.
      Code Section 162(m) requires that performance awards be based upon objective performance measures. The performance goals are based on one or more of the following criteria: (i) net profits, market share, revenues, operating income, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow or cash generation targets; (iv) level of, reduction of, or other specified objectives with regard to the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders’ equity; (viii) economic value added targets; (ix) fair market value of the shares of Common Stock; and (x) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends. In addition, such performance goals are based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company or any subsidiary) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Compensation Committee may (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.
      Currently, a bonus may not be payable under the Bonus Plan with respect to fiscal years beginning after December 30, 2005. If the proposed amendment to extend the Bonus Plan, including the material terms of the performance goals (as described above) are approved by stockholders, bonuses may be paid with respect to fiscal years after December 30, 2005, but not with respect to fiscal years beginning after December 31, 2009 and the deductibility of such bonuses will be preserved.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST BY OUR STOCKHOLDERS IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THE PROPOSED AMENDMENT AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT OF THE BONUS PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT OF THE BONUS PLAN.

Equity Compensation Plan Table
      The following table sets forth information, as of December 25, 2004, with respect to the Company’s compensation plans under which common stock is authorized for issuance:

			Number of Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of Securities to	Weighted-Average	Compensation Plans
	be Issued Upon Exercise	Exercise Price of	(Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (A))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	8,996,823	$22.10	5,263,275
Equity compensation plans not approved by security holders(1)	50,000	$20.41	0
Total	9,046,823	$22.09	5,263,275

(1)	Includes options issued pursuant to the Company’s 2001 Non-Employee Director Incentive Plan. In 2001, the Board of Directors approved the 2001 Non-Employee Director Incentive Plan. The 2001 Non-Employee Director Incentive Plan provides a means for non-employee directors to receive options to purchase the Company’s common stock. The terms of the 2001 Non-Employee Director Incentive Plan are substantially identical to the 1996 Non-Employee Director Stock Incentive Plan described above, except for the number of shares reserved for issuance and only the 1996 Non-Employee Director Stock Incentive Plan provides for the discretionary grant of “other stock based awards” (in addition to options). Since the adoption of the 1996 Non-Employee Director Stock Incentive Plan, the Company has only granted options to its directors and has not granted any “other stock based awards.” There are no additional shares available for issuance under the 2001 Non-Employee Director Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
      The following table sets forth information concerning annual and long-term compensation for the fiscal years ended December 25, 2004, December 27, 2003 and December 28, 2002 of the Named Executive Officers.

					Long-Term
					Compensation
					Awards

	Annual Compensation			Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	($)(2)

Stanley M. Bergman	2004	830,000	900,000	71,517	—	62,340
Chairman, Chief Executive	2003	800,000	1,250,000	62,577	—	58,387
Officer and President	2002	634,000	1,123,242	55,400	—	45,836
James P. Breslawski	2004	397,500	330,000	20,295	50,000	26,539
Executive Vice President	2003	383,000	375,000	18,874	50,000	24,528
	2002	365,000	230,000	16,800	46,000	22,850
Steven Paladino	2004	371,500	230,000	20,448	52,000	28,287
Executive Vice President and	2003	358,000	275,000	18,874	52,000	26,529
Chief Financial Officer	2002	341,500	245,000	16,800	52,000	24,854
Gerald A. Benjamin	2004	368,500	245,000	20,448	50,000	28,735
Executive Vice President and	2003	355,000	275,000	18,874	50,000	27,082
Chief Administrative Officer	2002	338,500	245,000	16,800	46,000	25,151
Mark E. Mlotek	2004	382,153	235,000	20,448	50,000	28,006
Executive Vice President	2003	341,000	275,000	18,874	50,000	25,264
	2002	324,500	200,000	16,800	38,000	23,665

(1)	Represents (i) for Mr. Bergman in 2004, $36,138 of automobile expenses and $27,379 for the cost to the Company of providing administrative services to Mr. Bergman, (ii) for Mr. Bergman in 2003, $33,890 of automobile expenses and $28,687 for the cost to the Company of providing administrative services to Mr. Bergman, (iii) for Mr. Bergman in 2002, $31,400 of automobile expenses and $24,000 for the cost to the Company of providing administrative services to Mr. Bergman and (iv) for all other Named Executive Officers an automobile allowance in 2002 and 2003 of $16,800 per year and in 2004 of $18,000 and a cash award in the amount of $2,074 in 2003 and $2,448 in 2004, except for Mr. Breslawski who received a cash award of $2,295 in 2004. The payments to Mr. Bergman are pursuant to the terms of his Employment Agreement described below.

(2)	The 2002 amounts shown in this column represent (i) matching contributions under the Company’s 401(k) plan of $9,837 for Mr. Bergman, $4,860 for Mr. Breslawski, $5,298 for Mr. Paladino, $5,258 for Mr. Benjamin and $5,040 for Mr. Mlotek, and (ii) excess life insurance premiums and SERP contributions of $1,457 and $34,542 for Mr. Bergman, $950 and $17,040 for Mr. Breslawski, $950 and $18,606 for Mr. Paladino, $1,457 and $18,436 for Mr. Benjamin and $950 and $17,675 for Mr. Mlotek. The 2003 amounts shown in this column represent (i) matching contributions under the Company’s 401(k) plan of $10,241 for Mr. Bergman, $5,053 for Mr. Breslawski, $5,516 for Mr. Paladino, $5,468 for Mr. Benjamin and $5,241 for Mr. Mlotek, and (ii) excess life insurance premiums and SERP contributions of $2,388 and $45,758 for Mr. Bergman, $1,549 and $17,926 for Mr. Breslawski, $1,470 and $19,543 for Mr. Paladino, $2,233 and $19,381 for Mr. Benjamin and $1,395 and $18,628 for Mr. Mlotek. The 2004 amounts shown in this column represent (i) matching contributions under the Company’s 401(k) plan of $12,923 for Mr. Bergman, $5,303 for Mr. Breslawski, $5,783 for Mr. Paladino, $5,734 for Mr. Benjamin and $5,508 for Mr. Mlotek, and (ii) excess life insurance premiums and SERP contributions of $2,006 and $47,411 for Mr. Bergman, $2,006 and $19,230 for Mr. Breslawski, $1,282 and $21,222 for Mr. Paladino, $1,949 and $21,052 for Mr. Benjamin and $1,256 and $21,242 for Mr. Mlotek.

Option Grants in Fiscal 2004
      The following table sets forth information with respect to the options granted during fiscal 2004 to each of the Named Executive Officers and their potential realizable value at the end of the option terms assuming specified levels of appreciation of the common stock.

					Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of			of Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options	Employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year (%)	($/Share)	Date	5% ($)	10% ($)

James P. Breslawski	50,000	2.16	35.49	2/18/2014	1,115,974	2,828,096
Steven Paladino	52,000	2.24	35.49	2/18/2014	1,160,612	2,941,220
Gerald A. Benjamin	50,000	2.16	35.49	2/18/2014	1,115,974	2,828,096
Mark E. Mlotek	50,000	2.16	35.49	2/18/2014	1,115,974	2,828,096

(1)	Each of these options was granted on February 18, 2004 and becomes exercisable as to one-fourth of the shares subject to such options on each of the first, second, third and fourth anniversaries of the date of grant, subject to acceleration under certain circumstances.

(2)	The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the price of the Company’s common stock.
Aggregated Option Exercises in Last Fiscal Year and Fiscal 2004 Year-End Option Values
      The following table summarizes the options exercised by the Named Executive Officers in fiscal 2004 and the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 2004, and their value at that date if they were “in-the-money.”

			Number of Securities	Value of Unexercised
	Shares Acquired		Underlying Unexercised	In-the-Money Options at
	on Exercise	Value Realized	Options at Fiscal Year-End	Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

James P. Breslawski	75,000	1,418,944	134,334/98,666	2,762,595/685,610
Steven Paladino	—	—	256,001/103,999	5,129,121/731,625
Gerald A. Benjamin	33,794	989,966	159,016/98,666	2,835,125/685,610
Mark E. Mlotek	23,520	571,331	119,514/96,000	1,986,796/649,859

(1)	Represents the difference between the aggregate exercise prices of such options and the aggregate fair market value of the shares issuable upon exercise.
Employment Agreements
      The Company and Stanley M. Bergman entered into an employment agreement, dated as of January 1, 2003 (the “Employment Agreement”), providing for his continued employment as Chairman of the Board, President and Chief Executive Officer until December 31, 2005, subject to successive one-year extensions as provided in the Employment Agreement. Mr. Bergman’s annual base salary is set in accordance with the terms of Mr. Bergman’s Employment Agreement. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee or the Board of Directors. The Employment Agreement also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to the Company’s senior executive officers. The Company provides Mr. Bergman with the use of an automobile and expenses related thereto and other miscellaneous benefits and in certain termination events, Mr. Bergman is entitled to use of the automobile for a limited period after termination. If Mr. Bergman’s employment with the Company is terminated: (i) by the Company without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by the Company, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and all benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of Mr. Bergman’s average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company if the Company had continued contributions thereunder until the expiration of the full term of the Employment Agreement, less Mr. Bergman’s vested account balance or accrued benefits under each pension plan. If Mr. Bergman resigns within one year following a change in control of the Company, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company if the Company had continued contributions thereunder until the expiration of the full term of the Employment Agreement, less Mr. Bergman’s vested account balance or accrued benefits under each pension plan upon a change in control, all unvested outstanding stock options and shares of restricted stock shall become fully vested. If the payments described in the preceding sentence or any other amounts owed to Mr. Bergman are subject to the excise tax imposed by Section 4999 of the Code, the Company will pay Mr. Bergman an additional amount such that the amount retained by him, after reduction for such excise tax, equals the amounts described in the preceding sentence prior to imposition of the excise tax. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman’s voluntary resignation, the Company will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to senior executive officers of the Company and their families after the termination or expiration of the Employment Agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths, and coverage for his children continuing until the earlier of the date they reach the age of 28 or when they complete graduate studies. Mr. Bergman is also subject to restrictive covenants while he is employed by the Company and for specified periods of time thereafter.
      The Company has entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company, the Company will pay and provide the executive with: (1) severance pay equal to 300% of the sum of the executive’s then base salary and target bonus, (2) a pro rata annual incentive award at a target level for the year in which termination occurs, (3) immediate vesting of all outstanding stock options and non-qualified retirement benefits, (4) elimination of all restrictions on any restricted or deferred stock awards, (5) settlement of all deferred compensation arrangements in accordance with the applicable plan and (6) continued participation in all of the Company’s welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date. Notwithstanding the foregoing, if an executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case, (a) within 90 days prior to a change in control or (b) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the executive an additional amount such that the amount retained by the executive after reduction for such excise tax equals the amount to be paid to the executive prior to imposition of the excise tax.
Certain Relationships and Related Transactions
      In September 1994, the Company and Marvin Schein, a director and stockholder of the Company, amended and restated the terms of a consulting agreement (the “Consulting Agreement”), providing for Mr. Schein’s consulting services to the Company from time to time with respect to the marketing of dental supplies and equipment. The Consulting Agreement provides Mr. Schein with a current compensation of $308,250 per year, which annual compensation will increase by $25,000 every fifth year. The next compensation increase is due to take effect on August 1, 2009. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either the Company’s employees or the Company’s senior executive officers (excluding the Company’s 1994 Stock Incentive Plan, as amended) that Mr. Schein’s spouse and his children (until they reach the age of 21) will be covered by the Company’s health plan and that the Company will provide Mr. Schein with the use of an automobile and expenses related thereto.
      Lehman Brothers Inc. and its affiliates have from time to time provided investment banking and commercial banking services to us and have received customary fees in connection with those services. Lehman Brothers Inc., an affiliate of Neuberger Berman, Inc., one of our principal stockholders, has provided investment banking services as our financial advisor in connection with our acquisition of demedis GmbH and Euro Dental Holding GmbH, in June 2004.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2004:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any its subsidiaries in which the amount involved exceeds $60,000;

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      The Compensation Committee has responsibility for the philosophy, competitive strategy, design and administration of the Company’s compensation program for its executive officers (including the Named Executive Officers). The Compensation Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably sized businesses, is supportive of the Company’s financial and operating objectives, reflects individual responsibilities and performance and is aligned with the financial interests of the stockholders. The Compensation Committee has retained the services of an independent executive compensation consulting firm for advice regarding the competitive structure and administration of its executive officer compensation program.
Philosophy and Program Components
      The Company’s executive officer compensation program is designed to enable the Company to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to compensate them based on their responsibilities and performance, the Company’s performance and on the longer term value they create for the stockholders in a manner consistent with competitive practices. The components of the executive officer compensation program consist of base salary, annual bonuses paid under the Company’s annual Performance Incentive Plan (“PIP”), or, with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan (formerly known as the 2001 Section 162(m) Cash Bonus Plan), automobile allowances and periodic discretionary grants of stock options.
      The Company measures the competitiveness of its executive officer compensation program relative to the practices of other companies with annual revenues comparable to those of the Company and with companies in its industry. These include but are not limited to the Peer Group cited in the stock performance graph. The Committee generally seeks to set salaries approximating the 50th percentile range of salaries at such comparable companies. The Committee also seeks to structure annual PIP award opportunities so that an officer’s salary plus annual bonus will fall within the 50th to 75th percentile range of competitive practices, depending on both the Company’s achievement of annual financial performance targets established by the Committee, in consultation with the Company’s senior management, at the start of the year and the individual achievements of the officer, as evaluated against pre-established goals and objectives. Similarly, stock option grants are made with reference to option granting practices for companies with comparable annual revenues.
Base Salary
      The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. Salary increases are generally approved during the first quarter of the calendar year and made retroactive to January 1st. The 2004 annual salaries of the Named Executive Officers, excluding Mr. Bergman, the Company’s Chief Executive Officer, were increased by an average of 3.8% over annualized 2003 levels, excluding one-time salary adjustments for two of the Named Executive Officers. If these one-time adjustments are included, the average annual salaries of the Named Executive Officers increased an average of 5.0% over annualized 2003 levels.
Annual Incentive Compensation
      Annual incentive compensation for each of the Company’s executive officers, other than Mr. Bergman, for each year is paid under the PIP for such year, the components of which are designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate the Company’s senior officers for both their individual performance and business unit financial results. At the beginning of each year, the Chief Executive Officer recommends to the Committee which officers should participate in the PIP for that year and, upon approval by the Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Committee, the PIP’s performance goals for executive officers, subject to the Committee’s approval and determines such goals for participants who are not executive officers.
      PIP awards for 2004 performance for the Named Executive Officers, other than Mr. Bergman, were established at the beginning of 2004 and were based on (i) the Company’s 2004 earnings per share measured against pre-established standards (the “2004 EPS Target”), (ii) achievement of financial goals in their respective areas of responsibility, (iii) achievement of individual objectives and (iv) contributions beyond the scope of normal position accountabilities. During the first quarter of 2005, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers, against the PIP performance goals that had been previously established and submitted proposed PIP awards for the participating officers to the Compensation Committee for approval.
      On February 2, 2005, the Committee reduced the 2004 EPS Target as a result of Chiron Corporation’s inability to supply the Company with sufficient Fluvirin® influenza vaccine for the current influenza season, and its corresponding effect on EPS. In addition to reducing this specific target, the Committee also took into account Chiron’s inability to supply vaccine in determining final bonuses for certain executives whose individual business unit financial goals may have been disproportionately affected by such inability. Although executive officers received bonus payments that were higher than they otherwise would have received except for these changes, such payments were still lower than they would have received had the original pre-established target been fully achieved.
      PIP payments for 2004 for the four Named Executive Officers, other than Mr. Bergman, averaged 69% of salary. PIP awards for these individuals appear in the Summary Compensation Table in the column captioned “Bonus.”
Equity Based Awards
      The Company and the Committee believe that equity based awards, including stock options, are an important factor in aligning the long-term financial interest of the officers and stockholders. The Committee continually evaluates the use of equity based awards and intends to continue to use such awards in the future as part of designing and administrating the Company’s compensation program. Options granted in February 2004 are shown above under the caption “Option Grants in Fiscal 2004.”
The Chief Executive Officer
      Mr. Bergman’s salary of $830,000 was set in accordance with the employment agreement between Mr. Bergman and the Company. The employment agreement also provides that Mr. Bergman’s bonus shall be expressed as a percentage of Base Salary in amounts determined by the Committee and based on performance criteria consistent with such performance and based on criteria as are applicable to other Company senior management. The Committee awarded Mr. Bergman an annual bonus of $900,000 with respect to 2004 performance which was based, in part, on pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan. In making its bonus determination, the Committee evaluated the Company’s 2004 EPS Target, the average bonuses earned by the Company’s executive officers (including the Named Executive Officers) in relation to their target bonus opportunities, and the organization’s strategic accomplishments during the year. However, as a result of the Committee’s reduction in the 2004 EPS target, Mr. Bergman’s bonus will not be considered to be “performance-based compensation” under Section 162(m) of the Code. See the caption “Employment Agreements” for a discussion of Mr. Bergman’s employment agreement.
Deductibility of Executive Compensation
      Section 162(m) of the Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. The Committee’s general policy is to preserve the federal income tax deductibility of compensation by qualifying such compensation for the performance-based compensation exception to the limitation on deductibility under Section 162(m) of the Code. The Committee may, however, approve compensation that may not be deductible if the Committee determines that such compensation is in the best interests of the Company. The stockholders approved the adoption of the Company’s Section 162(m) Cash Bonus Plan at the 2001 Annual Meeting, and the Bonus Plan is also being submitted to stockholders at this Annual Meeting to extend the Bonus Plan, including the material terms of the performance goals under the Bonus Plan (Proposal 2) in order for payments to be treated as performance-

based. Each year the Committee determines which key employees shall participate in the Section 162(m) Cash Bonus Plan.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairman
Donald J. Kabat
Norman S. Matthews

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total stockholder return on $100 invested, assuming the reinvestment of all dividends, on December 25, 1999, the last trading day before the beginning of the Company’s 2000 fiscal year, through the end of fiscal 2004 with the cumulative total return on $100 invested for the same period in the Nasdaq Stock Market (U.S. companies) Composite Index and a peer group of distribution companies selected by the Company (the “Peer Group Index”). The companies in the Peer Group are W.W. Grainger, Inc., Caremark Rx, Inc., Patterson Companies, Inc., Omnicare, Inc., Priority Healthcare Corporation, MSC Industrial Direct Co., Inc., Accredo Health, Incorporated, Owens & Minor, Inc., PSS/ World Medical, Inc. and D&K Healthcare Resources, Inc.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG HENRY SCHEIN INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 25, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 25, 2004

	December 25,	December 29,	December 29,	December 28,	December 27,	December 25,
	1999 ($)	2000 ($)	2001 ($)	2002 ($)	2003 ($)	2004 ($)

Henry Schein, Inc.	100	320.23	345.71	414.43	625.85	625.57
Peer Group Index	100	140.37	169.90	168.07	220.85	279.62
NASDAQ Market Index	100	62.85	50.10	34.95	52.55	56.97

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an on-going basis, the Audit Committee reviews all related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.
      The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and who satisfy the other requirements of such listing standards, including, without limitation, the requirement that one director qualify as an “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, and that is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq listing standards relating to corporate governance and audit committees. A copy of the charter is included as Exhibit A to this Proxy Statement. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.
      Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.
      The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. Effective in 2004, the independent registered public accounting firm also audits, and expresses an opinion on, management’s process to assess the Company’s internal control over financial reporting as well as on the design and operating effectiveness of those controls.
      The independent registered public accounting firm’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders.
      The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s independent registered public accounting firm. During fiscal year 2004, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.
      The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal controls over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.
      On an as needed basis, the Audit Committee meets privately with both the independent registered public accounting firm and the Company’s internal auditors, each of whom has unrestricted access to the Committee. The Audit Committee also appoints the independent registered public accounting firm, approves in advance its engagements to perform audit and any permissible non-audit services and the fee for such services, and periodically reviews its performance and independence from management. In addition, when appropriate, the

Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.
      The Audit Committee reviewed the Company’s audited financial statements for fiscal 2004 as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 25, 2004.
      The Audit Committee has received from BDO Seidman the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with BDO Seidman their independence from the Company and its management. The Audit Committee also received reports from BDO Seidman regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO Seidman and management, such as the annual management letter. There were no differences of opinion reported between BDO Seidman and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee discussed with BDO Seidman all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO Seidman all communications and information concerning its audit of the Company’s assessment of internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2.
      Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004.

THE AUDIT COMMITTEE
Donald J. Kabat, Chairman
Barry J. Alperin
Philip A. Laskawy

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      The Company’s executive officers and directors are required under the Exchange Act to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2004 the executive officers and directors of the Company timely complied with all applicable filing requirements, except that Form 4s were filed on March 12, 2004, for each of the following individuals to reflect stock option grants that occurred on February 18, 2004: Barry J. Alperin, Gerald A. Benjamin, James P. Breslawski, Leonard A. David, Margaret A. Hamburg, Pamela Joseph, Donald J. Kabat, Stanley Komaroff, Philip A. Laskawy, Norman S. Matthews, Mark E. Mlotek, Steven Paladino, Michael Racioppi, Irving Shafran, Louis W. Sullivan and Michael Zack.

PROPOSAL 3
AMENDMENT OF THE CERTIFICATE OF
INCORPORATION
      On April 8, 2005, the Board of Directors unanimously approved an amendment to the Company’s Amended Certificate of Incorporation, as amended, that would increase the number of authorized shares of Common Stock from 120,000,000 to 240,000,000, and directed the submission of the amendment for approval at the Annual Meeting of Stockholders.
      As of April 11, 2005, 86,773,343 shares were issued and outstanding, and the following amounts were issuable upon exercise of outstanding options or available for future issuance under the Company’s benefit plans: 12,586,958 shares under the Company’s 1994 Stock Incentive Plan, 794,500 shares under the Company’s 1996 Non-Employee Director Stock Incentive Plan, 50,000 shares under the Company’s 2001 Non-Employee Director Incentive Plan, 750,000 shares under the Company’s 2004 Employee Stock Purchase Plan and an additional 275,276 shares pursuant to stock options assumed by the Company in connection with certain acquisitions accounted for as poolings-of-interests.
      On January 31, 2005 the Company announced a 2-for-1 stock split, in the form of a stock dividend, which was paid on February 28, 2005 to stockholders of record as of February 15, 2005. After the stock split, the number of authorized shares available for future issuance was significantly reduced. Therefore, the Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the flexibility to issue Common Stock, if it determined to do so, in connection with future stock dividends and splits, future acquisitions, financings, employee benefits and other appropriate corporate purposes without the delay and expense that could arise if there were insufficient authorized shares for a proposed issuance, thereby requiring stockholder approval before such issuance could proceed. The Company’s business strategy includes the acquisition of companies whose businesses and business strategies are complementary to Schein’s and certain of the Company’s acquisitions to date have been made with stock rather than cash. Consequently, an adequate supply of authorized common stock, after taking into account other potentially desirable corporate actions such as stock dividends and splits, is very important to the Company’s success and development.
      Except pursuant to the Company’s 1994 Stock Incentive Plan, 1996 Non-Employee Director Stock Incentive Plan and the 2001 Non-Employee Director Incentive Plan, the Company has no present plans, agreements or understandings for the issuance of additional shares of Common Stock that are probable of occurrence as of the date of this Proxy Statement, but the Company reviews and evaluates potential acquisitions and other corporate actions on an on-going basis to determine if such actions would be in the best interest of the Company and its stockholders. Depending on the nature and size of any future issuance of Common Stock, further stockholder authorization may be required under Delaware law or the rules of Nasdaq or any stock exchange on which the Common Stock may then be listed.
      If the proposed amendment to the Company’s Certificate of Incorporation is approved by the Company’s stockholders, it would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would occur promptly after the Annual Meeting.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THE PROPOSED AMENDMENT AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE CERTIFICATE OF INCORPORATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
      Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO Seidman will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.
Audit Fees
      The following table summarizes fees billed to the Company for fiscal 2004 and for the fiscal year ended December 27, 2003:

	Fiscal 2004	Fiscal 2003

Audit Fees — Annual Audit and Quarterly Reviews	$3,523,339	$1,562,895
Audit-Related Fees	308,950	340,889
Tax Fees: —
Tax Advisory Services	265,067	288,676
Tax Compliance, Planning and Preparation	898,355	245,516
All Other Fees	—	—

Total Fees	$4,995,711	$2,437,976

      In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO Seidman for the audit of the Company’s annual financial statements including in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with employee benefit plan audits, consultation on 2004 acquisitions and review of public debt offering memorandum. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. “All other fees” are fees for any services not included in the first three categories. There were no “all other fees” in fiscal 2003 or fiscal 2004.
      The Audit Committee of the Board of Directors has determined that the provision of all non-audit services by BDO Seidman is compatible with maintaining such auditor’s independence.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO SEIDMAN AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

VOTING OF PROXIES AND OTHER MATTERS
      The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.
      The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.
      A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 13, 2005 at the Company’s headquarters located at 135 Duryea Road, Melville, New York 11747.
ANNUAL REPORT ON FORM 10-K
      The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 has been filed with the SEC and is available free of charge through its Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, facsimile number: (631) 843-5975. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.
STOCKHOLDER PROPOSALS
      Eligible stockholders wishing to have a proposal for action by the stockholders at the 2006 Annual Meeting included in the Company’s proxy statement must submit such proposal at the principal offices of the Company not later than December 28, 2005. It is suggested that any such proposals be submitted by certified mail, return receipt requested.
      Under the Company’s Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2006 Annual Meeting without submitting such proposal for inclusion in the Company’s proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2006 Annual Meeting is delivered in person or mailed to the Company and received by it not later than April 16, 2006; provided, however, that such notice need not be received more than 75 days prior to the date of the 2006 Annual Meeting.
      Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2006 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in the Company’s proxy statement if the Company does not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

EXHIBIT A
HENRY SCHEIN, INC. & SUBSIDIARIES
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
      This document sets forth the policy of Henry Schein, Inc. (the “Company”) concerning the operation of the Company’s Audit Committee (the “Committee”).
Audit Committee Purpose and Role
      The Committee serves to assist the Board of Directors (the “Board”) by overseeing the Company’s accounting and financial reporting processes and the audits and integrity of the Company’s financial statements. Additionally, the Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact the Company’s financial reporting.
      The Committee may adopt such procedures as it deems appropriate and necessary to carry out the duties and responsibilities of the Committee. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct the audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with GAAP. This is the responsibility of management and the independent auditors.
Composition
      The Committee will be comprised of at least three independent directors. The members of the Committee shall be appointed by the Board of Directors of the Company. All members of the Committee shall meet independence, experience and financial literacy requirements as defined by applicable regulations. The Committee will have at least one member who meets the definition of an “audit committee financial expert,” also as defined by applicable regulations.
Meetings
      The Committee shall meet at least four times each year, or more frequently as circumstances require. The Committee shall hold separate meetings periodically with management, internal auditors and independent auditors. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary or desirable.
Responsibilities and Duties
      The Committee shall have the responsibilities and duties set forth below.

Duties Relating to the Independent Auditors
      1. Assume direct and sole responsibility for the appointment, compensation, oversight and termination of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In particular, the Committee shall:

a. Recommend to the Board the appointment of the independent auditors, who shall report directly to the Committee.

b. Approve the fees to be paid to the independent auditors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any separate advisors retained by the Committee.
      2. Confirm and assure the independence of the independent auditors and the objectivity of the internal auditors.
      3. Pre-approve all audit services and permissible non-audit services, as defined and limited by applicable regulations, to be performed by the independent auditors. The Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee. Such members must then report to the full Committee at each scheduled meeting whether such members pre-approved any audit or non-audit services.

The Committee shall report any pre-approved non-audit services to the Board so the Company can include the information in its periodic reports.
      4. At least annually, obtain and review a formal written statement by the independent auditors describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors to the extent such report discloses any material issues, relationships or services that may impact the performance, objectivity or independence of the independent auditors and take, or recommend that the full Board take appropriate action to oversee the independence of the independent auditors.
      5. At least annually, obtain and review a report by the independent auditors addressing: (i) the audit firm’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues.
      6. Discuss the Company’s annual audited financial statements and quarterly financial statements, including the assessment of the integrity of such financial statements, with management and the independent auditors, including the Company’s financial and non-financial disclosures.
      7. Conduct discussions with the Company and the independent auditors regarding the auditor’s evaluation of the quality of the Company’s accounting principles and essential estimates in its financial statements. This dialogue will include discussion of the consistency, clarity and completeness of the financial statements and related disclosures.
      8. Review reports and other materials prepared by the independent auditors concerning (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
      9. Ensure that the audit of the Company’s financial statements was conducted in a manner consistent with applicable regulations.
      10. Review with the independent auditors any audit problems or difficulties and management’s response to such matters.

Duties Relating to the Internal Audit Function, Review and Assessment of Internal Controls
      11. Discuss with management policies and programs with respect to risk management and risk assessment.
      12. Review on an annual basis the management Internal Control Report which:

a. States Management’s responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting; and

b. Contains an assessment, as of the end of the most recent fiscal year, of the internal control structure and procedures for financial reporting.
      13. Establish procedures for the (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (ii) confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
      14. Consider and review with the independent auditors and the internal auditors:

a. The adequacy of the Company’s and its subsidiaries internal controls, including computerized information system controls and security; and

b. Related findings and recommendations of the independent auditors and internal audit together with management’s responses.
      15. Review and approve all related-party transactions as defined by applicable regulations.
      16. Review the Company’s financial statements on both a quarterly and annual basis and discuss such financial statements with the CEO and CFO prior to each filing of the Company’s reports. In particular, the Committee shall discuss (i) significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to gather and report financial data and (ii) any fraud involving management or employees who have significant roles in the Company’s internal controls, and provide the information necessary to enable the CEO and the CFO to provide required SEC certification.
      17. Oversee the maintenance of the Company’s internal audit function. In addition to reporting to management, the internal auditors shall also report to the Audit Committee.

Annual Duties of the Audit Committee
      18. Prepare a report for the annual meeting proxy that states:

a. whether the Committee has reviewed and discussed the financial statements with management;

b. whether the Committee has discussed with the independent auditors their evaluation of the quality of the Company’s financial reporting;

c. whether the committee has reviewed the required independence disclosures and related communications from the independent auditors and has discussed the audit firm’s independence with the auditors; and

d. based on the review of (a)-(c) above, whether the committee recommended to the board that the Company’s financial statements be included in its public filing.
      19. Report regularly to the Board of Directors.
      20. Conduct an annual review of the Committee’s performance, review and reassess the adequacy of the Committee’s charter annually and recommend any changes to the Board for approval.

Other Duties
      21. Discuss with management all earnings press releases as well as financial information and earnings guidance provided to analysts.
      22. Review legal and regulatory matters with the Company’s General Counsel, other legal counsel or other Company personnel that may have a material impact on the financial statements or the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.
      23. Separately engage independent counsel and other advisors as the Committee determines necessary to carry out its duties.
      24. Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.
      The Committee may diverge from the specific activities outlined throughout this Charter as appropriate if circumstances, as determined in the reasonable judgment of the Committee, or if regulatory requirements change. In addition to these activities, the Committee will perform such other functions as necessary or appropriate under law, regulations, stock exchange rules, Company charter, by-laws, resolutions and other directives of the Board or as determined by the Committee to be reasonably appropriate to accomplish the purpose of the Audit Committee.

EXHIBIT B
AMENDMENT TO THE
2001 HENRY SCHEIN, INC. SECTION 162(M) CASH BONUS PLAN
      WHEREAS, Henry Schein, Inc. (the “Company”) maintains the 2001 Henry Schein, Inc. Section 162(m) Cash Bonus Plan (the “Plan”);
      WHEREAS, pursuant to Section 7.2 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan;
      WHEREAS, pursuant the Company’s Compensation Committee Charter, the Board delegated authority to the Compensation Committee to amend the Plan; and
      WHEREAS, the Compensation Committee desires to amend the Plan.
      NOW, THEREFORE, the Plan is amended, effective April 8, 2005, subject to stockholder approval in the case of Section 3 below, as follows:

1. The Plan is hereby renamed as the “Henry Schein, Inc. Section 162(m) Cash Bonus Plan” and all references to the word “Plan” shall refer to the Henry Schein, Inc. 162(m) Cash Bonus Plan.

2. Sections 5.2 and 7.6 of the Plan are hereby amended to add the following sentence to the end thereof:

“To the extent applicable, any deferral under this section is intended to comply with the applicable requirements of Section 409A of the Code (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.”

3. Subject to stockholder approval, Section 7.1 of the Plan is hereby amended to add “(a)” to the beginning thereof and to add the following new paragraph to the end thereof:

“(b) The Plan is amended to extend the term to December 31, 2009, effective April 8, 2005, subject to stockholder approval. Notwithstanding Section 7.1(a), subject to stockholder approval of the Plan, as amended, at the 2005 annual stockholders’ meeting, a bonus may be payable under this Plan in respect to fiscal years beginning after December 30, 2005, provided that no bonus shall be payable under this Plan in respect to any fiscal year beginning after December 31, 2009.”

4. Section 7.2 of the Plan is hereby amended to add the following language to the end thereof:

“Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Board of Directors may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Plan to comply with Section 409A of the Code and the regulations thereunder or any other applicable law without Participant consent.”
      IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 8th day of April, 2005.

HENRY SCHEIN, INC.

By:	/s/ MICHAEL S. ETTINGER

Title:	Vice President, General Counsel and Secretary

2001 HENRY SCHEIN, INC. SECTION 162(M) CASH BONUS PLAN
1.     Definitions.
      The following terms have the meanings indicated unless a different meaning is clearly required by the context:

1.1. “Board of Directors” means the Board of Directors of the Company.

1.2. “Change in Control of the Company” has the same meaning as such term (or words of like import) as set forth in the Participant’s employment agreement (if any) or other written agreement approved by the Committee (if any).

1.3. “Code” means the Internal Revenue Code of 1986, as amended.

1.4. “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Henry Schein, Inc., each of whom shall be “outside directors” within the meaning of Section 162(m) of the Code.

1.5. “Company” means Henry Schein, Inc. and any successor by merger, consolidation or otherwise.

1.6. “Individual Target Award” means the targeted performance award for a year specified by the Committee as provided in Section 4.1 hereof.

1.7. “Participant” means an individual who participates in the Plan pursuant to Section 3.1.
2.     Purpose.
      The purpose of the Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified “performance-based” compensation within the meaning of Section 162(m)(4)(C) of the Code.
3.     Participation.
      3.1. For each year, the Committee shall select the employees of the Company, its parent and subsidiaries who are to participate in the Plan from among the key employees of the Company, its parent and subsidiaries.
      3.2. No person shall be entitled to any award under this Plan for any year unless he or she is so designated as a Participant for that year. The Committee may add or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).
4.     Individual Target Awards/ Performance Goals.
      4.1. For each Participant for each year, the Committee may specify a targeted performance award (an “Individual Target Award”). The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a year shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent year. At the time the Performance Goals are established (as provided in Section 4.3 below), the Committee shall prescribe a formula to determine the percentages (which may be greater than 100%) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the year in which a

Change in Control of the Company occurs, or during such year with regard to the prior year if the awards for the prior year have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company. If a Participant does not have an employment agreement or other written agreement approved by the Committee that defines Change in Control, the foregoing provision and any other provision of this Plan relating to Change in Control shall not apply to such Participant.
      4.2. Each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such year (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to Section 4.3 and the formula established pursuant to Section 4. 1. No award shall be made to a Participant for a year unless the minimum Performance Goals for such year are attained.
      4.3. The Committee shall establish the objective performance goals, formulae or standards (“Performance Goals”) and the Individual Target Award (if any) applicable to each Participant or class of Participants for a year in writing prior to the beginning of such year or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company (or a subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent): (i) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (ii) the performance of any subsidiary, parent, division, operational unit or administrative department of the Company, a subsidiary or a parent whether measured by revenues, net profit, net income, operating income or any combination of any or all of the foregoing (any or all of which shall be measured without regard to extraordinary items unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder); (iii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs of the Company, subsidiary, parent, division, operational unit or administrative department; (iv) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (v) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (vi) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (vii) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (viii) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (x) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (xi) the attainment of certain target levels of, or a specified increase in, operational cash flow; and (xii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee. For purposes of items (ii) and (iv) above, “extraordinary items” shall mean all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.
      In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, parent, division, operational unit or administrative department of the Company, subsidiary or parent) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

      4.4. Except as otherwise provided herein, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder:

(a) all items of gain, loss or expense for the fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(b) all items of gain, loss or expense for the fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and

(c) all items of gain, loss or expense for the fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.
      4.5. To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.
5.     Bonus Awards.
      5.1. The maximum award paid to a Participant in respect of a particular fiscal year shall in no event exceed $5.0 million.
      5.2. Awards under the Plan shall be paid as soon as administratively feasible after the year in which they are earned or, if applicable as provided in an agreement between the Participant and the Company; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under Section 162(m) of the Code) that the Performance Goals and any other material terms related to the award were in fact satisfied; and provided further that the timing of any such payment may be deferred pursuant to an agreement between the Company and a Participant or under Section 7.6 hereof. Any award deferred by a Participant shall not increase (between the date on which the award is credited to any deferred compensation program pursuant to a deferral agreement and the payment date) by a measuring factor for each year greater than the interest rate on 30 year Treasury Bonds on the first business day of such year compounded annually, as elected by the Participant in the deferral agreement. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program.
      5.3. In the event of the death of a Participant prior to any payment otherwise required pursuant to Section 5.2, such payment shall be made to the representative of the Participant’s estate.
      5.4. In the event of the death, disability, retirement or other termination of employment of a Participant during a fiscal year, the Committee shall, in its discretion, have the power to award to such Participant (or the representative of the Participant’s estate) an equitably prorated portion of the bonus which otherwise would have been earned by such Participant.
      5.5. The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered, garnished or levied against in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.
6.     Administrative Provisions.
      6.1. The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including, without limitation: (i) sole authority to interpret and construe any provision of the Plan, (ii) to adopt or rescind such rules and regulations for administering the Plan as it may deem necessary or appropriate in the circumstances, (ii) approve the designation of eligible Participants; (iv) set the performance criteria for awards within the Plan guidelines; (v) certify attainment of performance goals and other material terms; (vi) reduce awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; and (vii) make all other determinations and take all other actions necessary or appropriate for the administration of the Plan including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m). Decisions of the Committee shall be made by a majority of its members. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company. The Committee may rely on information, and consider recommendations, provided by the Board or the senior management of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.
      6.2. No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions of this Section 6.2 are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended and Restated Certificate of Incorporation, the Delaware General Corporation Law (the “DGCL”) or otherwise.
7.     Miscellaneous.
      7.1. The Plan was adopted by the Board of Directors on March 30, 2001, subject to stockholder approval. Pursuant to the requirements necessary for awards under the Plan to constitute qualified performance-based compensation under Section 162(m) of the Code, the Plan is being submitted for stockholder approval in 2001, with effect for payments otherwise payable in respect of fiscal years of the Company in the Company’s 2001 fiscal year and after. No amount will be awarded hereunder in respect of any fiscal year in the 2001 fiscal year and after unless the Plan is approved by the Company’s stockholders entitled to vote thereon in accordance with the laws of the State of Delaware at their 2001 annual meeting. No bonus will be payable hereunder in respect of any fiscal year beginning after December 30, 2005.
      7.2. The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) of the Code provided in Section 162(m)(4)(C) of the Code, and no amendment shall, without the prior approval of the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in subsection 4.3; (ii) increase the maximum amount set forth in subsection 5.1 and the interest factor under Section 5.2, except to the extent permitted under Code Section 162(m) to substitute an approximately equivalent rate in the event that the 30 year Treasury Bond rate ceases to exist; (iii) change the class of eligible employees set forth in Section 3.1; or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an award for a year otherwise payable hereunder. Upon any termination of the Plan, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.
      7.3. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws, except to the extent the DGCL would otherwise apply.
      7.4. All amounts required to be paid under the Plan shall be subject to any required Federal, state, local taxes and other applicable withholdings or deductions.

      7.5. Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under the Plan for any particular fiscal year.
      7.6. Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of an award hereunder may be limited as a result of Section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. Part or all of the amount credited to the Participant’s account hereunder shall be paid to the Participant at such time or times as shall be determined by the Committee, if and to the extent the Committee determines that the Company’s deduction for any such payment will not be reduced by Section 162(m) of the Code. Notwithstanding the foregoing, the entire balance credited to the Participant’s book account shall be paid to the Participant within 90 days after the Participant ceases to be a “covered employee” within the meaning of Section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This Proxy is solicited on behalf of the Board of Directors

      The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. (the “Company”) held of record by the undersigned on April 15, 2005, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 24, 2005 at The Carlyle Hotel, 35 East 76th Street, New York, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy. The Board of Directors recommends a vote “FOR” the proposals listed on the reverse side.

      THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

SEE REVERSE SIDE

:	VOTE BY INTERNET OR TELEPHONE QUICK««« EASY ««« IMMEDIATE	(

HENRY SCHEIN, INC.

•	You can now vote your shares electronically through the Internet or the telephone anytime until 5:00 p.m. Eastern Daylight Time on May 23, 2005.

•	This eliminates the need to return the proxy card.

•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope we’ve provided.

TO VOTE YOUR PROXY BY TELEPHONE
1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares. (Telephone proxies are available for residents of the U.S. only.)

PLEASE DO NOT THE CARD BELOW IF VOTED
ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	PROPOSAL TO ELECT THIRTEEN DIRECTORS FOR TERMS EXPIRING IN 2006.	FOR ALL nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
	(01) Stanley M. Bergman, (02) Gerald A. Benjamin, (03) James P. Breslawski, (04) Mark E. Mlotek, (05) Steven Paladino, (06) Barry J. Alperin, (07) Paul Brons, (08) Dr. Margaret A. Hamburg. (09) Donald J. Kabat, (10) Philip A. Laskawy, (11) Norman S. Matthews, (12) Marvin H. Schein and (13) Dr. Louis W. Sullivan.	☐	☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW:

Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 2001 HENRY SCHEIN, INC. SECTION 162(M) CASH BONUS PLAN.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.	☐	☐	☐

COMPANY NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature:	Date:

Please sign above exactly as your name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing as a corporation, an authorized person should sign in full corporate name. If signing as a partnership, an authorized person should sign in full partnership name.